Dear Stockholder:

On June 26, 2006, the Bank mailed nomination forms to states participating in this year’s election of Federal Home Loan Bank directors and notified all South Dakota members that there was one elective directorship to be filled in this year’s election. There is only one eligible candidate for this position. According to the Federal Housing Finance Board regulations, if, for any voting state, the number of eligible candidates is equal to or less than the number of elective directorships to be filled in the election, the Bank shall notify the members in the affected voting state in writing that the directorship will be filled without an election.

Incumbent director Lynn Schneider, President, American Bank & Trust, Huron, South Dakota, was the only eligible candidate from the state of South Dakota who chose to stand for election. In accordance with the Federal Housing Finance Board’s regulations, the Bank has declared Mr. Schneider elected to the Bank’s Board for a three-year term commencing January 1, 2007.

If you have any questions regarding this election procedure, please contact me at 800/544-3452, extension 1026.

Sincerely,

L. Allyn Dixon, Jr.
General Counsel & Corporate Secretary